Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 28th day of August, 2020 and will go effective as of September 8, 2020 (the “Effective Date”), by and between HOTH THERAPEUTICS INC, a Nevada corporation (the “Corporation”), and Stefanie Johns (the “Employee”), under the following circumstances:

RECITALS:

A. The Corporation desires to secure the services of the Employee upon the terms and conditions hereinafter set forth; and

B. The Employee desires to render services to the Corporation upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Employee and the Employee hereby accepts employment as an Employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Employee shall serve as the Chief Scientific Officer, with such duties, responsibilities and authority as are commensurate and consistent with her position, as may be, from time to time, assigned to her by the Chief Executive Officer of the Corporation (the “Chief Executive Officer”). The Employee shall report directly to the Chief Executive Officer. During the Term (as defined in Section 3), the Employee shall devote the time and efforts necessary to perform her duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the Employee may spend reasonable amounts of time on other projects for other companies, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below.

3. Term of Employment. The term of the Employee’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of one (1) year commencing on the Effective Date. The term of this Agreement shall automatically be extended for additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than sixty (60) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Employee.

(a) The Corporation shall pay the Employee as compensation for her services hereunder, in equal bi-weekly installments during the Term, an annual salary of Two Hundred Thousand Dollars ($200,000.00), (the “Base Salary”), less such deductions as shall be required to be withheld by applicable law and regulations. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it.

(b) In addition to the Base Salary set forth in Section 4(a), the Employee shall be eligible to receive an annual bonus the (“Annual Bonus”) as determined by the Compensation Committee of the Board. The Annual Bonus, if any, shall be paid by the Corporation to the Employee following the completion of the Corporation’s annual audit and public announcement of such results and shall be paid promptly following the Corporation’s announcement of earnings.

(c) Equity Awards. Employee shall be eligible for such grants of awards under stock option or other equity incentive plans of the Corporation adopted by the Board and approved by the Corporation’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Corporation’s stockholders) (the “Plan”) as the Compensation Committee of the Corporation may from time to time determine (the “Share Awards”).

(d) The Corporation shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred or paid by the Employee in the course of his employment, consistent with the Corporation’s policy for reimbursement of expenses from time to time.

(e) The Employee shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans, including perquisites, if any, as the Corporation provides to its senior Employees, including group family health insurance coverage which shall be paid by the Corporation (the “Benefit Plans”).

5. Termination.

(a) This Agreement and the Employee’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Employee’s death;

(ii) upon the Employee’s “Total Disability” (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Employee’s option, upon sixty (60) days prior written notice to the Corporation;

(v) at the Employee’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Employee; and

(vi) at the Corporation’s option, in the event of an act by the Employee, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation.

(b) For purposes of this Agreement, the Employee shall be deemed to be suffering from a “Total Disability” if the Employee has failed to perform his regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Employee has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Employee, vote to determine that the Employee is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Employee is willing, able and commences to devote his time and energies to the affairs of the Corporation to the extent and in the manner that he did so prior to his Total Disability.

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Employee has resigned due to (i) any diminution of duties inconsistent with Employee’s title, authority, duties and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any reduction of or failure to pay Employee compensation provided for herein, except to the extent Employee consents in writing to any reduction, deferral or waiver of compensation, which non-payment continues for a period of fifteen (15) days following written notice to the Corporation by Employee of such non-payment; (iii) the consummation of any Change in Control Transaction (as defined below) or (iv) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days Agreement after receipt of written notice thereof from the Employee. For purposes of this Agreement, the term “Change in Control Transaction” means the sale of the Corporation to an un-affiliated person or entity or group of un-affiliated persons or entities pursuant to which such party or parties acquire (i) shares of capital stock of the Corporation representing at least fifty percent (50%) of outstanding capital stock or sufficient to elect a majority of the Board of the Corporation (whether by merger, consolidation, sale or transfer of shares (other than a merger where the Corporation is the surviving corporation and the shareholders and directors of the Corporation prior to the merger constitute a majority of the shareholders and directors, respectively, of the surviving corporation (or its parent)) or (ii) all or substantially all of the Corporation’s assets determined on a consolidated basis.

(d) For purposes of this Agreement, the term “Cause” shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Corporation; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Corporation or the successor to the Corporation after a Change in Control Transaction, including violation of a non- competition or confidentiality agreement; or

(iv) willful failure to follow lawful and reasonable instructions of the person or body to which Employee reports; or

(v) gross negligence or willful misconduct in the performance of Employee’s assigned duties; or

(vi) any material breach of this Agreement by Employee.

6. Effects of Termination.

(a) Upon termination of the Employee’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation and vacation pay through the date of death or Total Disability and any other benefits accrued to her under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee or her estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) continued provision for a period of twelve (12) months following the Employee’s death of benefits under Benefit Plans extended from time to time by the Corporation to its senior Employees; and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of death or Total Disability.

(b) Upon termination of the Employee’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Employee’s employment for an additional one (1) year period and the Employee chooses not to continue in the employ of the Corporation, the Employee shall be entitled to receive only the accrued but unpaid compensation and vacation pay through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation tenders a Non-Renewal Notice to the Employee, then the Employee shall be entitled to the same severance benefits as if the Employee’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non-Renewal Notice was triggered due to the Corporation’s statement that the Employee’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c) Upon termination of the Employee’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation and vacation pay through the end of the Term or any then applicable extension of the Term and any other benefits accrued to her under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee shall be entitled to the following severance benefits: (i) a cash payment based on the current scale of Employee’s Base Salary: (x) twelve (12) months of the Base Salary at the then current rate to be paid in a single lump sum payment not later than sixty (60) days following such termination, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior Employees; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of the Employee’s termination of employment. In addition, any options or restricted stock shall be immediately vested upon termination of Employee’s employment pursuant to Section 5(a)(v) or by the Corporation without “Cause”.

(d) Upon termination of the Employee’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary and vacation pay through the date of termination, less withholding of applicable taxes; and (ii) continued provision, for a period of one (1) month after the date of the Employee’s termination of employment, of benefits under Benefit Plans extended to the Employee at the time of termination. Employee shall have any conversion rights available under the Corporation’s Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made hereunder by the Corporation to the Employee shall continue to the Employee’s beneficiaries in the event of her death until paid in full.

7. Vacations. The Employee shall be entitled to a vacation of three (3) weeks per year, during which period her salary shall be paid in full. The Employee shall take his vacation at such time or times as the Employee and the Corporation shall determine is mutually convenient. Any vacation not taken in one (1) year shall accrue, and up to a maximum of six (6) weeks vacation shall carry over to the subsequent year.

8. Disclosure of Confidential Information.

(a) The Employee recognizes, acknowledges and agrees that she has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Employee. The Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Employee will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Employee during the course of his employment, which is treated as confidential by the Corporation, and not otherwise in the public domain. The provisions of this Section 8 shall survive the termination of the Employee’s employment hereunder for a period of two (2) years.

(b) The Employee affirms that she does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

(c) In the event that the Employee’s employment with the Corporation terminates for any reason, the Employee shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Corporation.

9. Non-Competition and Non-Solicitation.

(a) The Employee agrees and acknowledges that the Confidential Information that the Employee has already received and will receive is valuable to the Corporation and that its protection and maintenance constitutes a legitimate business interest of the Corporation, to be protected by the non-competition restrictions set forth herein. The Employee agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Employee. The Employee also acknowledges that the Corporation’s business is conducted in New York, Connecticut and New Jersey (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non- competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Corporation, its affiliates and/or its clients, investors or customers. The provisions of this Section 9 shall survive the termination of the Employee’s employment hereunder for the time periods specified below.

(b) The Employee hereby agrees and covenants that she shall not without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Corporation; provided however, that the Employee shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), whether on the Employee’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory:

(1) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Corporation, as defined in the next sentence. “Business” shall mean the acquisition and development of patents through internal or external research and development, acquisition of existing rights to intellectual property through the acquisition of already issued patents and pending patent applications, both in the United States and abroad, development of products and processes associated with the Corporation’s intellectual property and licensing its intellectual property to others seeking to develop products or processes or whose products or processes infringe its intellectual property rights through legal processes, otherwise deriving value from licensing, commercialization, settlement and litigation from its patents and obtaining patents from inventors and patent owners to monetize patent portfolios.

(2) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Corporation to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Corporation;

(3) Attempt in any manner to solicit or accept from any third party, with whom Employee had significant contact during Employee’s employment by the Corporation (whether under this Agreement or otherwise), business competitive with the Business done by the Corporation with such third party or to persuade or attempt to persuade any such third party to cease to do business or to reduce the amount of business which such third party has customarily done or might do with the Corporation, or if any such party elects to move its business to a person other than the Corporation, provide any services of the kind or competitive with the Business of the Corporation for such party, or have any discussions regarding any such service with such party, on behalf of such other person for the purpose of competing with the Business of the Corporation; or

(4) Otherwise interfere with any relationship, contractual or otherwise, between the Corporation and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Corporation, for the purpose of soliciting such other party to discontinue or reduce its business with the Corporation for the purpose of competing with the Business of the Corporation.

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 9 shall continue during the Employment Period and, upon termination of the Employee’s employment for a period of six (6) months thereafter.

10. Clawback Rights. The Annual Bonus, and any and all stock based compensation (such as options and equity awards, including Share Awards and the Initial Option Grant) (collectively, the “Clawback Benefits”) shall be subject to “Corporation Clawback Rights” as follows: During the period that the Employee is employed by the Corporation and upon the termination of the Employee’s employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any Clawback Benefits to Employee shall have been determined, Employee agrees to repay any amounts which were determined by reference to any Corporation financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Corporation’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Corporation and if not so surrendered within ninety (90) days of the revised calculation being provided to the Employee by the Compensation Committee following a publicly announced restatement, the Corporation shall have the right to take any and all action to effectuate such adjustment. The calculation of the Revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Corporation and Employee. For purposes of this Section 9, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Corporation with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). Additionally, if any material breach of any agreement by Employee relating to confidentiality, non-competition, non-raid of employees, or non-solicitation of vendors or customers (including, without limitation, Sections 8 or 9 hereof) or if any material breach of Corporation policy or procedures which causes material harm to the Corporation occurs, as determined by the Board in its sole discretion, then the Employee agrees to repay or surrender any Clawback Benefits upon demand by the Corporation and if not so repaid or surrendered within ninety (90) days of such demand, the Corporation shall have the right to take any and all action to effectuate such adjustment. The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.

11. Section 409A.

The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

To the extent that Employee will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination, then only that portion of the severance and benefits payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following termination but prior to the six (6) month anniversary of Employee’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Employee terminations plus (y) the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Corporation’s taxable year preceding the Corporation’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

12. Miscellaneous.

a. The Employee acknowledges that the services to be rendered by her under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Employee agrees that any breach or threatened breach by her of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

b. Neither the Employee nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Employee hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

c. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

d. This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

e. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

f. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

g. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of New York.

h. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

[signature page follows immediately]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

CORPORATION:

HOTH THERAPEUTICS, INC.

By:	/s/ Robb Knie

Robb Knie
Title: CEO

EMPLOYEE:

/s/ Stefanie Johns
Stefanie Johns